Exhibit 3.1

Document Number 20110855593-29
Filing Date and Time 12/05/2011 11:00 AM
Entity Number E0753552005-4

Certificate of Withdrawal of
Certificate of Designation
(Pursuant to NRS 78.1955(6))

Certificate of Withdrawal of
Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1.	Name of corporation:
CONSORTEUM HOLDINGS, INC.

2.	Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

WHEREAS, no shares of the Corporation’s Series A Preferred Stock, par value $0.001 (the “Series A Preferred Stock”), are currently outstanding.

NOW, THEREFORE, BE IT RESOLVED, that, in accordance with Section 78.1955 of the Nevada Revised Statutes, the Certificate of Designation of the Series A Preferred Stock, filed with the Nevada Secretary of State on June 3, 2010, is hereby withdrawn.

3.	No shares of the class or series of stock being withdrawn are outstanding.

4.	Signature: (required)

X  /s/ Patrick Shuster
Signature of Officer

Filing Fee: $175.00

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected